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                                                                      EXHIBIT 11


                  THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                                 March 31, 1998
                                   (Unaudited)
                    (In thousands, except per share amounts)




                                                           Basic         Diluted
                                                          -----------------------
                                                           Q-T-D          Q-T-D
                                                          -------        --------
Net income                                                $17,950        $17,950
  Interest expense on convertible subordinated debentures                    101
  Tax effect @ 37.90% for the quarter to date                                (38)
                                                          -------        -------
Net income                                                $17,950        $18,013
                                                          =======        =======
Average shares outstanding                                 47,779         47,779
Effect of stock options                                                    1,001
Convertible subordinated debentures                                          398
                                                                         -------
  Diluted average shares outstanding                                      49,178
                                                                         =======
Earnings per share:
  Net Income                                              $  0.38        $  0.37
                                                          =======        =======


















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